Exhibit 10.18

POWER SALE, FUEL SUPPLY
AND SERVICES AGREEMENT

THIS POWER SALE, FUEL SUPPLY AND SERVICES AGREEMENT (this “Agreement”), dated as of January 3, 2006 (the “Agreement Date”), is by and between MIRANT AMERICAS ENERGY MARKETING, LP, a Delaware limited partnership (“MAEM”), and MIRANT CHALK POINT, LLC, a Delaware limited liability company (the “Project Company”).

RECITALS

WHEREAS, Project Company owns and operates certain of the electric generating units at the Chalk Point Generating Station as set forth on Exhibit A hereto (the “Generating Station”);

WHEREAS, Project Company may enter into contracts with third parties to sell capacity, electricity, ancillary services and/or other related products generated by, or available from, the Generating Station;

WHEREAS, in the absence of such third party contracts, Project Company desires to contract herein to sell all or a portion of the capacity, electricity, ancillary services and/or other related products generated by, or available from, the Generating Station to MAEM, and MAEM desires to purchase such capacity, electricity, ancillary services and/or other related products on the terms and conditions set forth herein; and

WHEREAS, Project Company desires that MAEM perform certain services related to the management and operation of the Generating Station, and MAEM desires to perform such services.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS

The following capitalized terms, whether used in the singular or plural, shall be defined as provided in this Article 1.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Agreement Date” has the meaning set forth in the first paragraph of this Agreement.

“Asset Companies” means any affiliates of MAEM either directly or indirectly owned by Mirant Corporation, other than Mirant Chalk Point, LLC, which own electric generating stations in the United States.

“Claims” means all claims or actions, threatened or filed, whether groundless, false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys’ fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

“Coal Delivery Point” means the physical location at the Generating Station where MAEM shall deliver coal to Project Company.

“Collateral Costs” means an amount determined on a monthly basis by MAEM, in good faith, as the cost incurred by MAEM or Mirant North America, LLC to post collateral in the form of cash and/or letters of credit to third parties as required under the terms of the transactions attributed to the Asset Book based on the weighted average of the borrowing rates under the senior credit facilities, senior notes and other indebtedness for borrowed money of Mirant North America, LLC.

“Delivery Point” means, with respect to Products generated by, or available from, the Generating Station, the high side of the generation step-up transformer located at the Generating Station, where it connects to the Transmission Provider’s transmission system; and, with respect to Products generated by, or available from, sources other than the Generating Station, such other point on the Transmission Provider’s transmission system as MAEM and Project Company may determine.

“Direct Contracts” has the meaning set forth in Section 4.1.

“Emissions Allowances” means authorizations under state or federal (as applicable) air quality regulations to emit either one ton of nitrogen oxides (“NOx”) or sulfur dioxide (“SO2”) at any time during the applicable calendar year.

“Event of Default” has the meaning set forth in Section 9.1.

“Expenses” has the meaning set forth in Section 8.2.

“Facility Lease Event of Default” shall have the meaning ascribed to such term in the Participation Agreements dated as of December 18, 2000 among Mirant Mid-Atlantic, LLC and the owners of the leased assets at the Dickerson and Morgantown generating stations, Wilmington Trust Company and State Street Bank and Trust Company of Connecticut, National Association.

“FERC” means the Federal Energy Regulatory Commission, or its successor.

“Force Majeure” means an event or circumstance which prevents one Party from performing its obligations, which event or circumstance was not anticipated as of the date the transaction was agreed to, which is not within the reasonable control of, or the result of the negligence of, the claiming Party, and which, by the exercise of due diligence, the claiming Party is unable to overcome or avoid or cause to be avoided. Force Majeure shall not be based on (i) the loss of MAEM’s markets; (ii) MAEM’s inability economically to use or resell the Product purchased hereunder; (iii) the loss or failure of Project Company’s supply; or (iv) Project Company’s ability to sell the Product at a price greater than the purchase price set forth in this Agreement. Neither Party may raise a claim of Force Majeure based in whole or in part on curtailment by a Transmission Provider unless (i) such Party has contracted for firm transmission with a transmission provider for the Product to be delivered to or received at the Delivery Point and (ii) such curtailment is due to “force majeure” or “uncontrollable force” or a similar term as defined under the Transmission Provider’s tariff; provided, however, that existence of the foregoing factors shall not be sufficient to conclusively or presumptively prove the existence of a Force Majeure absent a showing of other facts and circumstances which in the aggregate with such factors establish that a Force Majeure as defined in the first sentence hereof has occurred.

“Fuel” means coal, Fuel Oil and/or natural gas, as applicable.

“Fuel Delivery Point(s)” means the Coal Delivery Point, Fuel Oil Delivery Point and/or Natural Gas Delivery Point, as applicable.

“Fuel Oil” means residual fuel oil, No. 2 fuel oil and/or No. 6 fuel oil, as applicable.

“Fuel Oil Delivery Point” means the physical location at the Generating Station where MAEM shall deliver Fuel Oil to Project Company.

“Fuel Oil Index Price” is the mean published price (in $/barrel) for 0.3%, 0.7% or 1% sulfur, as applicable, high pour Fuel Oil (No. 6 Fuel Oil) for New York Harbor cargo delivery as published in Platt’s Oilgram plus $0.25.

“Fuel Oil Specifications” has the meaning given in Section 3.4(d).

“Generating Station” has the meaning provided in the recitals.

“Good Utility Practices” mean any of the practices, methods or acts engaged in or approved by a significant portion of the electric energy industry with respect to similar facilities during the relevant time period which in each case, in the exercise of reasonable judgment in light of the facts known or that should have been known at the time a decision was made, could have been expected to accomplish the desired result at reasonable cost consistent with good business practices, reliability, safety, law, regulation, environmental protection and expedition. Good Utility Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to delineate the acceptable practices, methods or acts generally accepted in such industry.

“Gross Revenues” has the meaning provided in Section 8.2.

“Implementation Order” means the Implementing Order Regarding Transfer of Letters of Credit, Guarantees and Certain Collateral Securing Trading Obligations Transferred Pursuant to the Plan, dated December 9, 2005, issued by the United States Bankruptcy Court for the Northern District of Texas, Forth Worth Division in the chapter 11 cases of Mirant Corporation and its affiliated debtors, styled as In re Mirant Corporation, et al., Chapter 11 Case No. 03-46590 (DML) Jointly Administered.

“Interest Rate” means, for any date, two percent (2%) over the per annum rate of interest equal to the prime lending rate as may from time to time be published in the Wall Street Journal under “Money Rates”; provided that the Interest Rate shall never exceed the maximum interest rate permitted by applicable law.

“ISO” means PJM Interconnection, LLC, or its successor.

“ISO FERC Tariff” means the Open Access Transmission and Energy Markets Tariff for the Midwest Independent Transmission System Operator, Inc. dated March 1, 2005, as amended from time to time, as on file with and approved by the FERC.

“MAEM” has the meaning set forth in the first paragraph of this Agreement.

“MET” has the meaning set forth in Section 11.1(b).

“Natural Gas Delivery Point” means the meter at the Generating Station where MAEM shall deliver natural gas to Project Company.

“Net Market Revenues” has the meaning set forth in Section 8.2.

“Offer” has the meaning set forth in Section 2.2(a).

“Party” means any of MAEM or Project Company. In the context where MAEM is referenced as a “Party,” a reference to the “other Party” shall mean Project Company. In the context where Project Company is referenced as a “Party,” a reference to the “other Party” shall mean MAEM. References to “either Party” or the “Parties” shall have comparable meanings.

“Plan” means the Amended and Restated Second Amended Joint Chapter 11 Plan of Reorganization for Mirant Corporation and its Affiliated Debtors, dated September 30, 2005, confirmed by the United States Bankruptcy Court for the Northern District of Texas, Forth Worth Division, on December 9, 2005, in the chapter 11 cases of Mirant Corporation and its affiliated debtors, styled as In re Mirant Corporation, et al., Chapter 11 Case No. 03-46590 (DML) Jointly Administered.

“Products” means electric capacity, energy, ancillary services and/or any other related products which are or may become commercially recognized in the ISO markets during the term of this Agreement.

“Project Company” has the meaning set forth in this first paragraph of this Agreement.

“Purchased Power” has the meaning set forth in Section 4.2.

“Scheduling” or “Schedule” means the acts of MAEM and/or its designated representatives of notifying, requesting and confirming to its counterparties and their designated representatives (including, but not limited to, the ISO or any Transmission Provider) the quantity and type of Products to be delivered on any given day or days during the period of delivery at a specified Delivery Point.

“Service Fee” has the meaning set forth in Section 8.1.

“Third Party Contracts” has the meaning set forth in Section 2.2(b).

“Transmission Providers” means the entity or entities transmitting Products on behalf of Project Company or MAEM to or from the Delivery Point including, but not limited to, the ISO or a regional transmission organization.

“Transportation Providers” means the entity or entities transporting Fuel on behalf of Project Company or MAEM to or from the Generating Station.

ARTICLE 2.

PRODUCT SALES

2.1                                 Intercompany Product Sales.

(a)                                  Transactions. With the exception of any Direct Contracts as described in Section 4.1, Project Company shall sell and deliver, and MAEM shall purchase and receive, or cause to be received, at the Delivery Point, all Products generated by, and/or available from, the Generating Station. MAEM shall resell such Products as described in Section 2.2. MAEM shall pay Net Market Revenues to Project Company, on a monthly basis, for all Products purchased by MAEM hereunder. In selling Products generated by, or available from, the Generating Station, MAEM shall attempt to maximize Net Market Revenues for Project Company.

(b)                                 Transmission and Scheduling. Project Company shall be responsible for delivery of Products to the Delivery Point. MAEM shall arrange and be responsible for transmission service at and from the Delivery Point. MAEM shall serve as Scheduling agent on behalf of Project Company to Schedule and deliver Products with respect to all transaction involving the Generating Station.

(c)                                  Title, Risk of Loss and Indemnity. The following provision shall apply to all transactions involving the Generating Station except for Direct Contracts as described in Section 4.1. As between the Parties, Project Company shall be deemed to be in exclusive possession and control (and be responsible for any damages or injury caused thereby) of the Products prior to delivery thereof at the Delivery Point, and MAEM shall be deemed to be in exclusive possession and control (and be responsible for any damages or injury caused thereby) of the Products at and after delivery thereof at the Delivery Point. Project Company warrants that it will deliver to MAEM all Products free and clear of all liens, claims and encumbrances arising prior to delivery thereof at the Delivery Point. Title to and risk of loss related to delivered Products shall transfer from Project Company to MAEM at the Delivery Point. Each Party shall indemnify, defend and hold harmless each other Party from any Claims arising from any act or incident occurring during the period when possession, control and title to Products is vested or deemed to be vested in the indemnifying Party, except to the extent such Claims arise from such other Party’s breach of this Agreement or its gross negligence or willful misconduct.

2.2                                 Resale of Products by MAEM.

(a)                                  Offers. MAEM may re-sell the Products purchased from Project Company by submitting offers to sell the Products in the day-ahead and/or real-time markets administered by the ISO (“Offers”).

(b)                           Third Party Contracts. In addition to submitting Offers, MAEM may resell the Products purchased from Project Company by entering into bilateral contracts, forward sales, financial transactions (including but not limited to, hedges, swaps, contracts for differences and options), tolling agreements, power purchase agreements and other transactions (“Third Party Contracts”).

(c)                                  Costs and Revenues. All costs and revenues associated with Offers and Third Party Contracts will be charged, or paid, to Project Company as such costs and revenues are actually incurred or received by MAEM, as further described in the calculation of Net Market Revenues pursuant to Section 8.2.

(d)                                 Strategies. MAEM’s strategies with respect to all Offers, Third Party Contracts and all Scheduling activities shall be consistent with:

(i)                                     the operating parameters and limitations of the Generating Station, as provided by Project Company to MAEM;

(ii)                                  the limitations imposed by any transmission service reservations for the purpose of transmitting Power from the Generating Station;

(iii)                               Project Company’s scheduled maintenance plans, as agreed to between the Parties;

(iv)                              the availability of the Generating Station (including Fuel handling and storage facilities), as communicated by Project Company to MAEM;

(v)                                 the ISO FERC Tariff and other ISO rules and procedures in effect from time to time;

(vi)                              applicable requirements of any Transmission Provider and/or Transportation Provider;

(vii)                           Fuel availability;

(viii)                        Good Utility Practices;

(ix)                                any environmental limitations applicable to the Generating Station; and

(x)                                   operating protocols agreed to from time to time by the Parties.

ARTICLE 3.

FUEL SERVICES

3.1                                 All Requirements Fuel Supply. With the exception of any Direct Contract as described in Section 4.1, MAEM shall procure and supply to Project Company on an exclusive basis all Fuel required by the Generating Station in accordance with Good Utility Practices and the terms and conditions of this Agreement. Project Company shall reimburse MAEM for such Fuel at MAEM’s actual cost with the exception of Fuel Oil delivered to the Generating Station as described in Section 3.4 below. MAEM has entered into or will enter into Fuel hedges and trading activities (including, but not limited to, physical and financial hedges, swaps and options) in connection with MAEM’s Fuel supply obligations pursuant to this Section 3.1. The costs and revenues associated with such Fuel hedging and trading activities will be attributed to the Asset Book and charged to, or paid to, Project Company as such costs and revenues are actually incurred or received by MAEM, as further described in the calculation of Net Market Revenues pursuant to Section 8.2.

3.2                                 Transportation and Scheduling. MAEM shall schedule or arrange for scheduling services with its Transportation Providers to deliver Fuel to the Fuel Delivery Point. MAEM shall manage Fuel imbalances on behalf of Project Company and all costs and revenues associated with Fuel imbalances will be attributed to the Asset Book and charged to, or paid to, Project Company as such costs and revenues are actually incurred or received by MAEM.

3.3                                 Title, Risk of Loss and Indemnity. As between the Parties, MAEM shall be deemed to be in exclusive possession and control (and be responsible for any damages or injury caused thereby) of the Fuel prior to delivery thereof at the Fuel Delivery Point, and Project Company shall be deemed to be in exclusive possession and control (and be responsible for any damages or injury caused thereby) of the Fuel at and after delivery thereof at the Fuel Delivery Point. MAEM warrants that it will deliver to Project Company all Fuel free and clear of all liens, claims and encumbrances arising prior to delivery thereof at the Fuel Delivery Point. With the exception of Fuel Oil as described in Section 3.4(b) of this Agreement, title to and risk of loss related to delivered Fuel shall transfer from MAEM to Project Company at the Fuel Delivery Point. Each Party shall indemnify, defend and hold harmless each other Party from any Claims arising from any act or incident occurring during the period when possession, control and title to Products is vested or deemed to be vested in the indemnifying Party, except to the extent such Claims arise from such other Party’s breach of this Agreement or its gross negligence or willful misconduct.

3.4                                 Fuel Oil Supply to the Generating Station.

(a)                                  Daily Fuel Oil Requirements. MAEM shall supply and deliver Fuel Oil to the Fuel Oil Delivery Point as required by the Generating Station. Project Company shall purchase Fuel Oil from MAEM at the Fuel Oil Index Price on the day the Fuel Oil is consumed by the Generating Station. For Fuel Oil consumed on Saturday, the applicable purchase price shall be the Fuel Oil Index Price for the preceding Friday. For Fuel Oil consumed on Sunday, the applicable purchase price shall be the Fuel Oil Index Price for the following Monday. For Fuel Oil consumed on any holiday, the applicable price shall be the Fuel Oil Index Price on the business day preceding such holiday.

(b)                                 Measurement of and Title to Fuel Oil Inventory. Notwithstanding Section 3.3 of this Agreement, MAEM shall have title to all Fuel Oil inventory at the Generating Station until such Fuel Oil is delivered to the input flange of each unit at the Generating Station.

(c)                                  Transfer of Title to Fuel Oil at Termination.             Upon termination of this Agreement, MAEM shall transfer and sell to Project Company and Project Company shall purchase, take title to and pay MAEM for Fuel Oil inventories at the Generating Station, as measured at midnight on the date of transfer. The purchase price owed by Project Company to MAEM for the on-hand Fuel Oil inventories shall be based on the Fuel Oil Index Price on the date of transfer and shall be payable within three (3) business days after such date of transfer. Project Company shall also pay the Fuel Oil Index Price as of the transfer date for any Fuel scheduled for delivery in accordance with the terms and provisions of this Agreement prior to the date of termination and actually delivered after the date of termination.

(d)                                 Fuel Oil Specifications and Testing.

(i)                                     Fuel Oil supplied by MAEM to the Fuel Oil Delivery Point shall be of a quality meeting or better than the specifications for Fuel Oil provided by Project Company from time to time (“Fuel Oil Specifications”). Project Company and MAEM shall each notify one another of any material failure of Fuel Oil to comply with the Fuel Specifications as soon as any Party becomes aware of same.

(ii)                                  MAEM, at its own expense, shall arrange for testing of Fuel Oil on the water and testing associated with any blending activities initiated by MAEM. Project Company shall be responsible for routine tests performed prior to transferring Fuel Oil between tanks and prior to burning Fuel Oil.

(e)                                  Failure of Fuel Oil to Materially Conform to Fuel Specifications.

(i)                                     If Fuel Oil tendered for delivery under this Agreement to the Fuel Oil Delivery Point fails for any reason to materially conform to the Fuel Oil Specifications, Project Company may refuse all or any part of such Fuel Oil (giving MAEM the reasons for such refusal as soon as practical).

(ii)                                  To the extent Fuel Oil is delivered to the Fuel Oil Delivery Point and is not in compliance with the Fuel Oil Specifications, and such non-compliance is not approved by Project Company, Project Company may instruct MAEM to arrange at no cost to Project Company for the reasonably expeditious removal of any such non-compliant Fuel Oil from the Fuel storage tanks.

(f)                                    Fuel Oil Loading, Unloading, Storage and Handling Facilities

(i)                                     Project Company shall, as soon as practical under the circumstances, provide MAEM with notice of any applicable operating constraints affecting their Fuel storage tanks. Project Company shall provide MAEM with a daily inventory, storage tank farm analysis report, and the volume of Fuel Oil delivered to the Fuel Oil Delivery Point. Further, Project Company, after each delivery of Fuel Oil to Fuel storage tanks, shall provide MAEM with a terminal port log/discharge report and the current delivery analysis report.

(ii)                                  Project Company, at its own expense, and in accordance with Good Utility Practices, will maintain, operate and restore to operable condition, or contract with third parties for such maintenance, operation and restoration of, the Fuel Oil terminals, loading, unloading, storage and handling facilities at the Generating Station. Project Company shall maintain in effect all permits necessary for such operation. Project Company shall pay loading, unloading, storage and handling expenses for Fuel Oil delivered to the Generating Station. Project Company and MAEM shall work together to coordinate in advance all vessel deliveries to the Fuel Oil Delivery Point with the objective of minimizing the expense of such deliveries. All operations at the Fuel Oil terminal, including, without limitation, Fuel Oil loading, unloading, storage and handling operations, shall be performed in accordance with the operating procedures mutually agreed upon by Project Company and MAEM.

(g)                                 Fuel Oil Loading, Unloading, Storage and Handling Procedures. Project Company may maintain and provide to MAEM, from time to time, Fuel operations, safety and handling standards and procedures to be followed by Project Company, MAEM and their contractors, agents, employees and suppliers to the Generating Station. MAEM shall provide such standards to their contractors, agents and suppliers.

(h)                                 Metering. Project Company shall be responsible for reading the Fuel Oil supply meters at the Generating Station in accordance with Good Utility Practices. Project Company shall provide the data from such daily Fuel Oil supply meter readings to MAEM on a daily basis. Either Party shall have the right, at its own expense and upon reasonable notice to the other Party, to have a meter prover perform the test and, if necessary, recalibrate the Fuel Oil meters at the Generating

Station. Not less than once per month, Project Company will manually sound the Fuel Oil storage tanks and compare the results to prior meter readings. Differences between actual tank levels and reported meter indications will be settled between MAEM and Project Company at the average Fuel Oil Index Price for the calendar month immediately preceding the manual determination of tank levels.

ARTICLE 4.

DIRECT CONTRACTS

4.1                                 Direct Contracts.

(a)                                  Agency Services. Notwithstanding anything to the contrary in Sections 2.1 or 3.1 of this Agreement, Project Company may enter into contracts to (i) sell the Products available from the Generating Station directly to a third party rather than selling such Products to MAEM and/or (ii) purchase Fuel required by the Generating Station directly from a third party rather than purchasing such Fuel from MAEM (collectively “Direct Contracts”). Project Company hereby appoints MAEM as its agent in administering any Direct Contract including, but not limited to, Scheduling, billing, settlements with the ISO (if applicable) and other services required by Project Company pursuant to the terms of such Direct Contract. Project Company shall continue to pay MAEM the Service Fee for the agency services provided by MAEM during the term of a Direct Contract. As agent, MAEM shall neither directly purchase or sell, or contract for the purchase or sale, nor take title to or possession and control of any Products or Fuel. Rather, as between MAEM and Project Company, when MAEM is acting as agent under any Direct Contract, Project Company shall be deemed to have title and exclusive possession and control of all Products sold to, and all Fuel purchased from, third parties, and Project Company shall bear the risk of loss associated with such Products and Fuel.

(b)                                 Existing Direct Contracts. As of the Agreement Date hereof, Direct Contracts include none.

(c)                                  Costs and Revenues. The calculation of Net Market Revenues shall exclude any costs or revenues associated with a Direct Contract. All such costs and revenues shall be paid and received by Project Company. If a third party customer or other entity pays MAEM any amounts due Project Company under a Direct Contract, MAEM shall hold such amounts in trust for the applicable Project Company and remit such funds to Project Company on or before the twentieth (20th) day of each month, or if such day is not a business day, the immediately following business day.

4.2                                 Cooperation. The Parties shall cooperate to fulfill the obligations of Project Company and/or MAEM as set forth in any Direct Contract and/or Third Party Contract, as applicable. Notwithstanding the foregoing, all payment obligations under any Direct Contract shall be the sole responsibility of Project Company. In an effort to maximize Net Market Revenues, Project Company agrees that MAEM shall have the right to purchase Products from third parties or the market, in lieu of the Generating Station producing such Products, for the purpose of meeting the supply obligations of Project Company or MAEM under any Direct Contract or Third Party

Contract (“Purchased Power”); provided, however, any such purchase should only occur when the Project Company’s cost to generate the Products exceeds the prevailing market price for such Products. Project Company and MAEM shall notify each other promptly if it becomes aware of any dispute under, or any proposed amendment to, a Direct Contract or Third Party Contract. Project Company and MAEM acknowledge and agree that certain provisions of this Agreement including, without limitation, MAEM’s Scheduling and Fuel supply obligations, may not be consistent with the provisions of a Direct Contract or a Third Party Contract (such as a tolling agreement for example). In the event of such inconsistency, the provisions of the Direct Contract or Third Party Contract shall control.

ARTICLE 5.

ASSET BOOK; ADDITIONAL SERVICES

5.1                                 Asset Book. MAEM will maintain an asset management book for Project Company and Mirant Mid-Atlantic, LLC (the “MIRMA Asset Book”) to track and measure the financial performance of all hedges and other transactions entered into with respect to the Generating Station and the generating stations owed by Mirant Mid-Atlantic, LLC. The MIRMA Asset Book shall be separate from any MAEM trading book or any other asset book maintained by MAEM for other Asset Companies. Unless otherwise designated in writing by Project Company and Mirant Mid-Atlantic, LLC, all transactions in the MIRMA Asset Book will be allocated solely to Mirant Mid-Atlantic, LLC.

5.2                                 Emissions Planning and Related Responsibilities. MAEM shall provide Project Company emissions planning, in consultation with Project Company, to assist in the compliance of the Generating Station at all times and on an ongoing basis with all currently effective emissions requirements, permits and regulations. Upon Project Company’s request, MAEM will procure Emission Allowances necessary for the operation of the Generating Station, and dispose of excess Emission Allowances, which are not needed for the operation of the Generating Station. MAEM will charge Project Company MAEM’s actual cost of acquiring the Emission Allowances and remit the actual proceeds of any Emission Allowances sales to Project Company, as adjusted for any gains or losses on emission hedges and trading activities.

5.3                                 Regulatory Reports. MAEM will make all quarterly filings to the FERC required for Products generated by, or available from, the Generating Station.

ARTICLE 6.

TERM AND TERMINATION

6.1                                 Term. This Agreement shall become effective on the Agreement Date and shall continue in effect unless terminated pursuant to Section 6.2 or Section 9.2(a).

6.2                                 Early Termination Event.

(a)                                  In the event the Generating Station is no longer owned or leased by an affiliate of MAEM, this Agreement shall automatically terminate, without penalty and without any further action required by either Party, as of the effective date of the transfer of ownership or termination of the lease of the Generating Station.

(b)                                 In the event lenders or lessors exercise remedies following a Facility Lease Event of Default, Project Company may terminate this Agreement, without penalty, upon written notice to MAEM.

(c)                                  Either Party may terminate this Agreement upon sixty (60) days written notice to the other Party.

6.3                                 Obligations upon Termination.

(a)                                  Upon any termination of this Agreement pursuant to Section 6.2 hereof, MAEM shall endeavor to (i) terminate any transactions entered into by MAEM in connection with this Agreement which extend beyond such termination including, but not limited to, Third Party Contracts entered into pursuant to Section 2.2(b), (ii) assign such agreements and/or transactions to the new owner of the Generating Station and/or (iii) enter into an agreement with the new owner to allow MAEM to continue to fulfill its obligations under any existing agreements and/or transactions. Any such terminations and/or assignments shall be consummated in such a manner as to fully release MAEM and Project Company from any liability or obligation thereunder as of the termination date and/or the assignment effective date of the applicable agreements or transactions. Any costs or revenues associated with termination payments or settlement amounts as a result of liquidating and terminating any agreements or transactions shall be charged to or paid to Project Company as described under Section 2.2(c).

(b)                                 Upon any termination of this Agreement pursuant to Section 9.2(a) hereof, the Parties shall transfer or settle any outstanding hedges or transactions entered into by MAEM in connection with this Agreement which extend beyond such termination including, but not limited to, any Third Party Contracts entered into pursuant to Sections 2.2(b). Any such transfer or settlement shall be consummated in such a manner as to assign or convey to Project Company the full benefits and obligations of such agreements or transactions, and to fully release MAEM from any liability or obligation thereunder. To the extent that MAEM’s rights or obligations under any such agreement or transaction may not be assigned without the consent of a third party, and such consent has not or cannot be obtained with the commercially reasonable efforts of the Parties, this provision shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Parties, to the maximum extent permitted by law and the applicable agreement or transaction, shall enter into such commercially reasonable arrangements as are necessary to fulfill the intent of this Section 6.3(b). The Parties further agree to take such actions, and execute and deliver such agreements, documents, instruments and certificates, as are necessary to consummate the transactions contemplated by this Section 6.3(b).

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES

7.1                                 Project Company’s Representations and Warranties. Project Company makes the following representations and warranties as a basis for its undertakings contained herein:

(a)                                  Project Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware, is qualified to do business in each foreign jurisdiction in which it transacts business, and is in good standing under its certificate of formation and the laws of the State of Delaware, has the requisite power and authority to own its properties, and to carry on its business as now being conducted.

(b)                                 Project Company has full power and authority to enter this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action and do not and will not contravene its organizational documents or conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or declare a default under, any agreement or instrument to which Project Company is a party or by which Project Company is bound. The execution, delivery and performance by Project Company of this Agreement will not result in any violation by Project Company of any law, rule or regulation applicable to it. Project Company is not a party to, nor subject to or bound by, any judgment, injunction or decree of any court or other governmental entity which may restrict or interfere with the performance of this Agreement by it. This Agreement is Project Company’s legal, valid and binding obligation, enforceable against Project Company in accordance with its terms, except as (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)                                  No consent, waiver, order, approval, authorization, permit or order of, or registration, qualification or filing with, any court or other governmental agency or authority is required for the execution, delivery and performance by Project Company of this Agreement and the consummation by Project Company of the transactions contemplated hereby.

(d)                                 Project Company has obtained all necessary governmental authorizations, approvals, consents, waivers, exceptions, licenses, filings, registrations, rulings, permits, tariffs, certifications and exemptions to perform its obligations under this Agreement.

(e)                                  There is not pending or, to its knowledge, threatened against it, any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement.

(f)                                    No Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to Project Company has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any other document relating to this Agreement.

7.2                                 MAEM’s Representations and Warranties. MAEM makes the following representations and warranties as a basis for its undertakings contained herein:

(a)                                  MAEM is a limited partnership duly organized and validly existing under the laws of the State of Delaware, is in good standing under its certificate of limited partnership and the laws of the State of Delaware, is qualified to do business in each foreign jurisdiction in which it transacts business, has the requisite power and authority to own its properties, and to carry on its business as now being conducted.

(b)                                 MAEM has full power and authority to enter this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated hereby have been duly authorized by all necessary limited partnership action by MAEM and do not and will not contravene its organizational documents or conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or declare a default under, any agreement or instrument to which MAEM is a party or by which MAEM is bound. The execution, delivery and performance by MAEM of this Agreement will not result in any violation by MAEM of any law, rule or regulation applicable to it. MAEM is not a party to, nor subject to or bound by, any judgment, injunction or decree of any court or other governmental entity which may restrict or interfere with the performance of this Agreement by it. This Agreement is MAEM’s legal, valid and binding obligation, enforceable against MAEM in accordance with its terms, except as (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)                                  No consent, waiver, order, approval, authorization, permit or order of, or registration, qualification or filing with, any court or other governmental agency or authority is required for the execution, delivery and performance by MAEM of this Agreement and the consummation by MAEM of the transactions contemplated hereby.

(d)                                 MAEM has obtained all necessary governmental authorizations, approvals, consents, waivers, exceptions, licenses, filings, registrations, rulings, permits, tariffs, certifications and exemptions to perform its obligations under this Agreement.

(e)                                  There is not pending or, to its knowledge, threatened against it, any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement.

(f)                                    No Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to MAEM has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.

ARTICLE 8.

BILLING AND PAYMENT

8.1                                 Cost Allocation. For services rendered by MAEM to Project Company under this Agreement and/or any Direct Contract, Project Company shall pay MAEM, on a monthly basis, its share of allocated costs including, but not limited to, personnel costs (the “Service Fee”). For purposes of determining Project Company’s share of allocated costs, MAEM shall apply an industry standard methodology which is applied uniformly across the Asset Companies. Each of MAEM and Project Company acknowledges that the monthly allocations may be adjusted from time to time.

8.2                                 Billing and Payment. Each month, MAEM shall pay Project Company the positive Net Market Revenues due for the prior month (or, if Net Market Revenues for such month are negative, Project Company shall pay MAEM an amount equal to such negative balance) by wire transfer to the payment address provided by the recipient on or before the twentieth (20th) day of each month, or if such day is not a business day, the immediately following business day. At the time of each monthly payment, MAEM shall render to Project Company a statement detailing the Net Market Revenues for the prior month, and shall provide Project Company with supporting documentation for each such monthly statement, identifying calculations underlying such Net Market Revenues. If PJM later adjusts amounts payable by or paid to MAEM with respect to transactions in the Asset Book, such amounts will be credited to, or paid by, Project Company in the month in which MAEM receives notice of the adjustment. The preceding sentence shall survive termination of this Agreement. If a third party fails to pay MAEM any amount due for Products sold to such party, MAEM shall only be required to pay the Asset Company the amount received by MAEM from the third party. In other words, MAEM shall not be responsible for non-payment by a third party customer, and any Gross Revenues shall not be adjusted upward to account for any such non-payment.

“Net Market Revenues” means Gross Revenues minus Expenses. Net Market Revenues shall be calculated in accordance with GAAP.

“Gross Revenues” means all revenues attributed to the Asset Book for a certain month including, without limitation, the actual revenues received by MAEM from (a) sales of all Products generated by, or available from, the Generating Station, (b) sales of Purchased Power, (c) excess Fuel sales, (d) sales or trades of excess Emissions Allowances from the Generating Station and (e) gains associated with physical and/or financial products (including, but not limited to, swaps, contracts for differences and options) purchased for the Asset Book related to hedges and trading activities.

“Expenses” means all costs attributed to the Asset Book for a certain month, including (a) costs reimbursed to MAEM for actual costs in performing the services including, but not limited to, costs for (i) purchases of Fuel, (ii) purchases of Emissions Allowances, (iii) losses associated with physical and/or financial products (including, but not limited to, swaps, contracts for differences and options) purchased for the Asset Book related to hedges and trading activities, (iv) broker and/or transaction fees, (v) transmission congestion contracts for sales from the Generating Station, (vi) Collateral Costs, (vii)

transmission and/or transportation costs related to delivery of the Products and/or Fuel, (viii) Purchased Power and (ix) other actual costs in connection with the services described in Articles 2, 3 and 4 hereof, and (b) costs reimbursed to MAEM by Project Company at the Fuel Oil Index Price for Fuel Oil consumed by the Generating Station in accordance with Section 3.4.

8.3                                 Monthly Statements. Project Company and MAEM will cooperate to provide monthly statements in reasonable detail showing the calculation of the Net Market Revenues, to enable Project Company to track Net Market Revenues. Project Company shall have the right, upon reasonable notice, to examine and/or audit the Asset Book from time to time.

8.4                                 Interest and Disputed Amounts. If either Party fails to make any payment on or before the applicable payment due date, such overdue amounts shall accrue interest at the Interest Rate from, and including, the applicable payment due date to, but excluding, the date of payment. Any disputed invoiced amounts, except amounts which are manifestly inaccurate, shall be paid in full on the applicable payment due date, subject to later return together with interest accrued at the Interest Rate. Overpayments or underpayments identified by the Parties shall be returned or credited, together with interest accrued at the Interest Rate, to their rightful owners in the first following month.

8.5                                 FERC Refunds. In the event MAEM is ordered by FERC to refund any payments received by MAEM from third parties related to any transactions in the Asset Book, Project Company agrees to pay, or reimburse MAEM if MAEM has paid, the refund amount to FERC or a third party. The Project Company’s obligation to pay FERC or a third party, or reimburse MAEM, any refund amount shall be without regard to the cause or causes related thereto including, without limitation, the negligence of MAEM. Any such payment to FERC or a third party shall be made within the time period ordered by FERC.

ARTICLE 9.

DEFAULTS AND REMEDIES

9.1                                 Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder with respect to a Party:

(a)                                  default shall occur in the payment of any amounts due from such Party hereunder which shall continue for more than ten (10) days after written notice from the other Party;

(b)                                 other than as provided in Section 9.1(a) above, default shall occur in the performance of any covenant or condition to be performed by such Party under this Agreement and such default shall continue unremedied for a period of thirty (30) days after written notice from the other Party specifying the nature of such default; or

(c)                                  a representation or warranty made by such Party herein shall have been false or misleading in any material respect when made; provided, however, if such representation or warranty is capable of being corrected, no Event of Default shall have occurred if such Party is diligently pursuing such correction and such representation or warranty is corrected within thirty (30) days of such Party obtaining knowledge of the false and misleading nature of the statement.

9.2                                 Remedies. The Parties shall have the following remedies available to them hereunder:

(a)                                  Upon the occurrence of an Event of Default by either Party hereunder, the non-defaulting Party shall have the right (i) to collect all amounts then or thereafter due to it from the defaulting Party hereunder, and (ii) upon written notice to the other Party, to terminate this Agreement at any time during the continuation of such Event of Default. The terminating Party shall have all rights and remedies available to it under applicable law, subject to the limitations set forth in Section 11.8.

(b)                                 Without limiting the foregoing, any unexcused breach of this Agreement or failure of either Party to perform its obligations hereunder shall subject such Party to the payment of actual damages to the other Party, regardless of any cure period.

ARTICLE 10.

FORCE MAJEURE

10.1                           Force Majeure. If either Party is rendered wholly or partly unable to perform its obligations under this Agreement because of a Force Majeure event, that Party will be excused from whatever performance is affected by the Force Majeure event to the extent so affected, provided that (a) the non-performing Party, as soon as practical after knowing of the occurrence of the Force Majeure event, gives the other Party written notice describing the particulars of the occurrence; (b) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure event; (c) the non-performing Party uses commercially reasonable efforts to overcome or mitigate the effects of such occurrence, provided, however, that this provision shall not require Project Company to deliver, or MAEM to receive, any Products at points other than the Delivery Point; and (d) when the non-performing Party is able to resume performance of its obligations hereunder, that Party shall give the other Party written notice to that effect and shall promptly resume such performance.

ARTICLE 11.

MISCELLANEOUS PROVISIONS

11.1                           Assignment; Successors and Assigns.

(a)                                  No assignment or delegation by either Party (or any successor or assignee thereof) of this Agreement, in whole or in part, shall be made or become effective without the prior written consent of the other Party in each case obtained, which consent may not be unreasonably withheld. Any assignments or delegations by either Party shall be in such form as to assure that such Party’s obligations under this Agreement will be honored fully and timely by any succeeding party.

(b)                                 Notwithstanding Section 11.1(a), this Agreement shall be assigned from MAEM to Mirant Energy Trading, LLC (“MET”) without any action required by the Parties pursuant to the terms of the Plan and the Implementation Order. The assignment shall occur on the MAEM/MET Effective Date (as such term is defined in the Plan) and thereafter, all references to MAEM in this Agreement shall be references to MET. As of the MAEM/MET Effective Date, Section 7.2(a) shall be amended to delete “limited partnership” and replace it with “limited liability company”.

11.2                           Notices. All notices, requests and other communications hereunder (herein collectively a “notice” or “notices”) shall be deemed to have been duly delivered, given or made to or upon any Party hereto if in writing and delivered by hand against receipt, or by certified or registered mail, postage pre-paid, return receipt requested, or to a courier who guarantees next business day delivery or sent by telecopy (with confirmation) to such Party at its address set forth below or to such other address as such Party may at any time, or from time to time, direct by notice given in accordance with this Section 11.2.

IF TO PROJECT
COMPANY:	Mirant Chalk Point, LLC
1155 Perimeter Center West
Atlanta, Georgia 30338
Attention: President

IF TO MAEM:	Mirant Americas Energy Marketing, LP
1155 Perimeter Center West
Atlanta, Georgia 30338
Attention: Legal Department

IF TO MET:	Mirant Energy Trading, LLC
1155 Perimeter Center West
Atlanta, Georgia 30338
Attention: Legal Department

The date of delivery of any such notice, request or other communication shall be the earlier of (i) the date of actual receipt or (ii) three (3) business days after such notice, request or other communication is sent by certified or registered mail, (iii) if sent by courier who guarantees next business day delivery, the business day next following the day of such notice, request or other communication is actually delivered to the courier or (iv) the day actually telecopied.

11.3                           GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD OTHERWISE CAUSE THE LAW OF ANY STATE OTHER THAN NEW YORK TO APPLY.

11.4                           Compliance With Laws. At all times during the term of this Agreement, the Parties shall comply with all laws, rules, regulations, and codes of all governmental authorities having jurisdiction over each of their respective businesses which are now applicable, or may be applicable hereafter, including without limitation, all special laws, policies, ordinances, or regulations now in force, as amended or hereafter enacted. The Parties hereto shall maintain all licenses, permits and other consents from all governmental authorities having jurisdiction for the necessary use and operation of their respective business. Nothing herein shall be deemed a waiver of the Parties’ right to challenge the validity of any such law, rule or regulation.

11.5                           Entire Agreement. This Agreement sets forth the entire agreement of the Parties with respect to the subject matter herein and takes precedence over all prior understandings.

11.6                           Amendments. This Agreement may not be amended except by a writing signed by the Parties.

11.7                           Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the other provisions hereof. If any provision of this Agreement is held to be invalid, such provisions shall not be severed from this Agreement; instead, the scope of the rights and duties created thereby shall be reduced by the smallest extent necessary to conform such provision to the applicable law, preserving to the greatest extent the intent of the Parties to create such rights and duties as set out herein. If necessary to preserve the intent of the Parties hereto, the Parties shall negotiate in good faith to amend this Agreement, adopting a substitute provision for the one deemed invalid or unenforceable that is legally binding and enforceable and which restores to the two Parties to the greatest extent possible the benefit of their respective bargains on the Agreement Date.

11.8                           Limitation on Damages. NEITHER PARTY SHALL BE ENTITLED TO RECOVER SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES HEREUNDER.

11.9                           Risk Management Policy. The Parties acknowledge and agree that this Agreement is subject to the Risk Management Policy approved by the Parties’ Board of Directors. In the event of a conflict between the provisions of this Agreement and the terms of the Risk Management Policy, the terms of the Risk Management Policy shall govern and control.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereto have caused this Agreement to be duly executed as an instrument under seal by their respective duly authorized officers as of the date and year first above written.

Mirant Americas Energy Marketing, LP
By:	Mirant Americas Development, LLC
Its General Partner

By:	New MAEM Holdco, LLC
Its:	Sole Member

By:	/s/ J. William Holden III
Name:	J. William Holden III
Title:	Senior Vice President & Treasurer

Mirant Chalk Point, LLC

By:	/s/ J. William Holden III
Name:	J. William Holden III
Title:	Senior Vice President & Treasurer

As of the MAEM/MET Effective Date:

Mirant Energy Trading, LLC

By:	/s/ J. William Holden III
Name:	J. William Holden III
Title:	Senior Vice President, Chief Financial Officer & Treasurer

EXHIBIT A

Chalk Point Generating Station

Unit	Location	Nameplate Capacity	Commercial Operation Date

EI	Prince Georges County, MD	341	1964

E2	Prince Georges County, MD	342	1965

E3	Prince Georges County, MD	612	1975

E4	Prince Georges County, MD	612	1981